EXHIBIT 77I

For RiverSource Aggressive Growth Fund - Class R2, Class R3, Class R4 and Class R5,
RiverSource Fundamental Growth Fund - Class R4,
RiverSource FundamentalValue Fund - Class R4,
RiverSource Select Value Fund - Class R4,
RiverSource Small Cap Equity Fund - Class R4,
RiverSource Small Cap Value Fund - Class R2, Class R3, Class R4 and Class R5, and RiverSource Value Fund - Class R4:

Class R2, Class R3, Class R4 and Class R5 are offered exclusively to certain institutional investors at net asset value without an initial sales charge or contingent deferred sales charge on redemption. These shares do not convert to any other class of shares. Class R2 and Class R3 shares have an annual distribution and shareholder servicing (12b-1) fee. Class R2, Class R3 and Class R4 have an annual plan administration services fee.

Class R2, Class R3, Class R4 and Class R5 shares are available to the following investors:
- Qualified employee benefit plans.
- Trust companies or similar institutions, and charitable organizations that meet the definition in Section 501(c)(3) of the Internal Revenue Code.
- Non-qualified deferred compensation plans whose participants are included in a qualified employee benefit plan described above.
- State sponsored college savings plans established under Section 529 of the Internal Revenue Code.
- Health Savings Accounts (HSAs) created pursuant to public law 108-173. Additionally, the following eligible investors may purchase Class R5 shares:
- Institutional or corporate accounts above a threshold established by the distributor (currently $1 million per fund or $10 million in all RiverSource funds).
- Bank Trusts.